Exhibit 10.16

Form of PBRS Award as of February 1, 2013

THE TJX COMPANIES, INC.

PERFORMANCE-BASED RESTRICTED STOCK AWARD

GRANTED UNDER STOCK INCENTIVE PLAN

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This certificate evidences an award of performance-based restricted shares (“Restricted Stock”) of Common Stock, $1.00 par value, of The TJX Companies, Inc. (the “Company”) granted to the grantee named below (“Grantee”) under the Company’s Stock Incentive Plan (the “Plan”). This award is subject to the terms and conditions of the Plan, the provisions of which, as from time to time amended, are incorporated by reference in this certificate. Terms defined in the Plan are used in this certificate as so defined.

1.	Grantee:

2.	Number of Shares of Restricted Stock:

3.	Date of Award:

4.	Performance Vesting Criteria:

5.	Change of Control: Upon the occurrence of a Change of Control, all shares of Restricted Stock not then vested and not previously forfeited (“Outstanding Shares”) shall immediately and automatically vest, notwithstanding the service and performance conditions specified in Section 4 above.

6.	Termination of Employment: In the event of the termination of the employment of the Grantee with the Company and its subsidiaries for any reason prior to [ ], all Outstanding Shares shall immediately and automatically be forfeited[, except as follows:].

7.	Additional Forfeiture Conditions:

8.

Dividends and Distributions: Grantee’s rights to any cash, including without limitation any regular cash dividends, distributable to Grantee with respect to a share of unvested Restricted Stock, and any stock or other property, including without limitation any stock dividend, distributable to Grantee with respect to a share of unvested Restricted Stock, (i) shall be treated as unvested so long as such Restricted Stock remains unvested (the “Restricted Period”), and (ii) shall be forfeited if and when such Restricted Stock is forfeited. Any cash amounts that would otherwise have been paid with respect to a share of unvested Restricted Stock during the Restricted Period shall instead be accumulated and paid to Grantee, without interest, only upon, or within thirty (30) days following, the date on which such Restricted Stock is determined by the Company to have vested (the “Vesting Date”), and any other property distributable with respect to a share of unvested Restricted Stock during the Restricted Period shall vest on the Vesting Date. The Committee may require that any cash or property described in this Section 8 be placed in escrow or otherwise made subject to such

Form of PBRS Award as of February 1, 2013

restrictions as the Committee deems appropriate until the payment or vesting date. References in this certificate to Restricted Stock shall, as appropriate, include any restricted rights to cash or restricted property described in this Section 8.

9.	No Transfers; Restrictive Legend: Grantee shall not sell, assign, pledge, margin, give, transfer, hypothecate or otherwise dispose of any shares of Restricted Stock or any interest therein. Certificates representing shares of Restricted Stock will bear a restrictive legend to such effect, and stop orders will be entered with the Company’s transfer agent.

10.	Transfer Upon Forfeiture: By acceptance of this award, Grantee appoints the Company as attorney-in-fact of Grantee to take such actions as the Company determines to be necessary or appropriate to effectuate a transfer to the Company of the record ownership of any shares that are forfeited and agrees to sign such stock powers and take such other actions as the Company may reasonably request to accomplish the transfer or forfeiture of any forfeited shares.

11.	Withholding: Grantee shall, no later than the date as of which any shares of Restricted Stock or other amounts provided hereunder first become includable in the gross income of Grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. Grantee shall be entitled to tender shares in satisfaction of minimum required tax withholding with respect to vesting under this award.

12.	Section 83(b): Grantee should confer promptly with a professional tax advisor to consider whether or not to make a so-called “83(b) election” with respect to the Restricted Stock. Any such election, to be effective, must be made in accordance with applicable regulations and no later than thirty (30) days following the date of this award. The Company makes no recommendation with respect to the advisability of making such an election.

THE TJX COMPANIES, INC.

BY:

Agreed:

Date: